EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

MyFonts.com, Inc., a Delaware corporation

Bitstream India Pvt. Ltd., a corporation organized under the laws of the Country of India

Bitstream Israel Ltd., a corporation organized under the laws of the State of Israel